July 25, 2013

Mr. H. Thomas Tadayon
Chief Executive Officer
Tech Hollywood Studios Corp.
8560 W. Sunset Blvd, 5th Floor
West Hollywood, California 90069

Re: Mutual Termination of Letter of Intent

Dear Thomas:

Reference is made to the letter of intent (“Letter of Intent”) executed by Bitzio, Inc. (“Bitzio”) and Tech Hollywood Studios Corp. (“Tech Hollywood”) dated May 10, 2013 and amended on May 23, 2013 and June 4, 2013, related to the “Definitive Letter of Intent to Acquire Tech Hollywood Studios Corp (“Transaction”). It is understood that both parties made best efforts to complete said Transaction and were not successful.

The parties to the Letter of Intent hereby agree to mutually terminate the Letter of Intent as of the date set forth above. All rights of the parties surviving termination shall apply as if the Letter of Intent were terminated pursuant to any such termination provision in the Letter of Intent.

In consideration for the obligations set forth in this Release, and except for the rights, interests and obligations created by this Release, Bitzio, on the one part, and Tech Hollywood, on the other part, do hereby fully release and forever discharge each other, as well as their respective insurers, successors, predecessors, heirs, attorneys, bankers, assigns, accountants, partners, employees, spouses, families, officers, directors, managers, members, representative, agents, affiliates, (collectively “Beneficiaries”) from any and all rights and duties and all claims, demands and causes of action, including but not limited to all claims for attorneys’ fees, damages, liabilities, accounts, accountings, reckonings, obligations, guarantees, costs, expenses, liens, actions, controversies, and contracts of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected (collectively “Claims”), which Bitzio and Tech Hollywood, their legal successors and/or assigns may now have, own or hold or which at any time heretofore any of them may ever have had, owned or held, or could, shall or may hereafter have, own or hold against the other party and/or the other parties’ Beneficiaries through the date of this Release. From and after the date of this Release, neither Bitzio nor Tech Hollywood, nor their predecessors, successors or assigns, shall have any Claims of any kind or nature against each other, or the other parties’ Beneficiaries, directly or indirectly, with respect to any matter, cause, fact, thing, act or omission existing, done or omitted to be done, or services performed, at any time whatsoever to and including the date hereof, other than to enforce the terms of this Termination.

CONFIDENTIAL

Please countersign and date this termination letter in the space provided below and returning it to the undersigned immediately.

BITZIO, INC.	TECH HOLLYWOOD STUDIOS CORP.

By:	By:
Peter Henricsson, CEO	H. Thomas Tadayon, CEO

Date Signed:	Date Signed:

CONFIDENTIAL